Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 120 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund, of our report dated September 11, 2000 on the financial statements and financial highlights included in the July 31, 2000 Annual Report to Shareholders of Fidelity Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 22, 2000